Special Meeting of the Shareholders (Unaudited):
On November 21, 2008, there was a special meeting of the shareholders of the AZL LMP Large Cap Growth Fund. The purpose of the meeting was:
(1) to consider and act upon a Plan of Reorganization
(Reorganization Plan) adopted by AZL Funds providing for the transfer of all the assets and liabilities of the AZL LMP Large Cap Growth Fund in exchange for the shares of the AZL Legg Mason Growth Fund. The number of AZL LMP
Large Cap Growth Fund shares voted is as follows:

For 10,890,257
Against 249,220
Abstain  720,734
% of outstanding For 91.822%
% of outstanding Against 2.101%
% of outstanding Abstain 6.077%




Special Meeting of the Shareholders (Unaudited):
On November 21, 2008, there was a special meeting of the shareholders of the AZL OCC Value Fund. The purpose of the meeting was:
(1) to consider and act upon a Plan of Reorganization
(Reorganization Plan) adopted by AZL Funds providing for the transfer of all the assets and liabilities of the AZL OCC Value Fund in exchange for the shares of the AZL Davis NY Venture
Fund. The number of AZL OCC Value Fund shares voted is as follows:

For 30,757,763
Against 1,182,050
Abstain  2,290,589
% of outstanding For 89.855%
% of outstanding Against 3.453%
% of outstanding Abstain 6.692%